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                                                                    EXHIBIT 10.1

                         SEVERANCE AND RELEASE AGREEMENT


     THIS SEVERANCE AND RELEASE AGREEMENT is entered into by and among Lynn D. Eisenheim ("Employee"), Whitehall Jewellers, Inc., a Delaware corporation ("Whitehall"), and WH Inc. of Illinois, an Illinois corporation and a wholly-owned subsidiary of Whitehall ("Sub").


     WHEREAS, Whitehall, Sub, and Employee are parties to that certain Severance Agreement dated as of November 1, 2000 (the "Severance Agreement").


     WHEREAS, Whitehall terminated Employee's employment effective as of January 1, 2004.


     WHEREAS, Whitehall, Sub and Employee wish to resolve the potential disputes by and between them with respect to the grounds for the termination of Employee's employment under the Severance Agreement and amounts owed to him thereunder, to avoid expensive and time consuming arbitration and litigation, to provide for mutually beneficial releases and other matters and to provide for prior and continued indemnification of the Employee, in each case as set forth herein.


     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, conditions and premises contained herein, the parties agree as follows:

     1.   WAIVER AND RELEASE:

          A. Employee and each of his successors, heirs, executors, administrators, trustees, agents, representatives and assigns and each and every person or entity that purports to assert rights or claims through him or on his behalf (collectively, the "Employee Releasing Parties"), individually and collectively, hereby fully, finally and forever waive and unconditionally release, acquit and discharge each of Whitehall and Sub and their respective past, present and future affiliates (whether or not wholly owned) and the past, present and future officers, directors, employees, agents, shareholders, trustees, fiduciaries, administrators, attorneys and representatives of each of them (collectively, the "Whitehall Released Parties") from, and covenant and agree not to sue any of the Whitehall Released Parties with regard to, any and all claims, whether currently known or unknown, which Employee now has, ever has had or may ever have against any of the Whitehall Released Parties arising from or related to:

          (i) Employee's employment with Whitehall and/or Sub or the termination thereof, including but not limited to claims of wrongful discharge; breach of contract; employment discrimination under the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Illinois Human Rights Act, the Chicago Human Rights Ordinance, and/or the Cook County Human Rights Ordinance, or any other statutory or common law causes of action; and


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          (ii) except as expressly contemplated hereby, the Severance Agreement, including any claim for any payment or continuation of insurance pursuant to section 2, 3 or 5 thereof.

     Nothing in this paragraph should be understood to constitute a release of
(a) Employee's rights under this Agreement; or (b) claims from events which occur following the Effective Date of this Agreement.

          B. Notwithstanding the generality of the foregoing, Employee does not waive and/or release any rights that he may have to benefits under the United HealthCare Options Preferred Provider Organization Plan, the Cigna Dental PPO, Exec-U-Care Group Medical Reimbursement Insurance, the Whitehall Jewellers, Inc. 401(k) Plan, the Blanket Accident Insurance Program and the Voluntary Long-Term Disability Plan to which Employee may be entitled as a result of his employment by Whitehall through the Termination Date; provided that, for the purposes of determining what rights Employee has under any of the plans, the termination of the employment of Employee under the Employment Agreement shall be deemed to have been not "for Cause" and for reasons other than a Nonqualifying Termination as those terms are defined in the Severance Agreement. In addition, Employee does not waive and/or release any rights that he may have under the Second Restated Certificate of Incorporation or Amended and Restated By-Laws of Whitehall or Sub.

          C. Each of Whitehall and Sub hereby fully, finally and forever waives and unconditionally releases, acquits and discharges Employee from, and covenants and agrees not to sue Employee with regard to any and all claims which Whitehall now has, ever has had or may ever have against Employee arising from or related to Employee's employment with Whitehall and/or Sub or the termination thereof, provided, however, that nothing in this paragraph should be understood to constitute a release of (i) the rights of Whitehall or Sub under this Agreement; or (ii) claims from events which occur following the effective date of this Agreement.

          D. Employee, on the one hand, and Whitehall and Sub, on the other hand, represent and warrant to each other that he/each of them has the full right and power to grant, execute, and deliver the releases, undertakings and agreements contained in this Agreement. Employee represents and warrants to Whitehall that he has returned to Whitehall any and all Confidential Information and other property of Whitehall in his possession, including any materials derived from such Confidential Information.

     2. EMPLOYEE'S TERMINATION DATE: Employee's employment with Whitehall terminated effective January 1, 2004 (the "Termination Date") for all purposes.

     3. CONTINUED COOPERATION: Employee, on the one hand, and Whitehall and Sub, on the other hand, agree to provide reasonable cooperation to one another in the defense of any claims which already have been brought or which might be brought in the future against any or all of them that relate to events that occurred at Whitehall or Sub during the period of Employee's employment.


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     4.   PAYMENTS BY AND OTHER OBLIGATIONS OF WHITEHALL:


          A. On or prior to June 15, 2005, Whitehall shall pay to Employee by wire transfer to an account specified in writing by Employee, the following:

          (i) $600,000.00, less appropriate taxes, which represents future lost income due to Mr. Eisenheim to facilitate his transition to other employment. The parties intend that; and

          (ii) $9,194.94, which represents payment to Mr. Eisenheim of any medical, accident, disability and life insurance benefits that he would have received through June 2006 had his employment continued pursuant to
     Section 2(b) of the Severance Agreement;

provided, that, if Whitehall does not pay all or any portion of such amount on or prior to May 15, 2005, interest shall accrue on any such amount not yet paid at a rate of six percent (6%) per annum, such accrual to commence on May 16, 2005 and to continue through the date of payment. The parties intend that the payment described in clause (i) above be designated 'severance pay' and not 'deferred compensation for services rendered previously'. In addition, the parties agree that the payment describedin clause (ii) above shall not be subject to deductions or withholdings.

          B. Whitehall and Sub each hereby acknowledges and agrees that it shall perform its indemnification obligations pursuant to Section 8 of the Severance Agreement, on the terms and subject to the conditions set forth therein and under the terms of the By-Laws. As of the date hereof, to the knowledge of Whitehall and Sub there are no facts that would, absent Whitehall or Sub becoming aware of any additional information, cause Whitehall or Sub not to indemnify Employee pursuant to Section 8 of the Severance Agreement, the By-Laws of Whitehall and Sub and Section 145 of the Delaware General Corporation Law. For purposes of the preceding sentence, "knowledge" shall mean the actual knowledge on the date hereof of the officers and directors of Whitehall and Sub.

          C. For the purposes of determining what rights Employee has under Whitehall's 1997 Long-Term Incentive Plan, as amended, the termination of the employment of Employee under the Severance Agreement shall be deemed to have been a termination for "Cause" as defined in Whitehall's 1997 Long-Term Incentive Plan, as amended.

     5. OTHER PAYMENTS OR BENEFITS: The parties understand and agree that Employee is entitled to no payments or benefits of any kind from Whitehall, Sub or any of the Whitehall Released Parties, other than those set forth above.

     6. WITHHOLDING TAXES: Whitehall may withhold from all payments due to Employee or to be paid on behalf of Employee hereunder all taxes which, by applicable federal, state, local or other law, Whitehall is required to withhold therefrom.

     7. DISCLOSURE: Employee acknowledges that Whitehall may file a copy of this Agreement with the SEC and, therefore, that the terms hereof will be publicly disclosed. Notwithstanding the preceding, Employee and Whitehall agree not to disclose any information with respect to the negotiation of this Agreement to any person other than Employee's spouse,

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his attorney, officers and directors of Whitehall who have a need to know such information, or as may be otherwise required by law or stock exchange rules.

     8. OTHER UNDERTAKINGS:

          A. Employee agrees that, during his employment with Whitehall, he has had access to and/or has acquired confidential information of Whitehall and its affiliates, including strategic and tactical business, financial, profit, marketing, analytical and sales information, vendor pricing agreements and contract details, vendor and customer information, and internal organizational structure, and trade secrets belonging to Whitehall ("Confidential Information"). Accordingly, Employee agrees that he shall not directly or indirectly use, disclose, or take any action that may result in the use by or disclosure to any person or entity of any Confidential Information of Whitehall, unless such information lawfully has become generally available to the public not as a result of a breach of this Agreement by Employee, or except as otherwise required by law.

          B. Neither Whitehall, Sub nor Employee shall take any action, verbal or otherwise, that would be reasonably likely to disparage or damage the reputation of Employee, on the one hand, or the reputation or operations of Whitehall, Sub or any of the other Whitehall Released Parties, on the other hand. Whitehall and Sub agree that, in the event that they are contacted with respect to Employee's employment, they will provide only dates of employment and positions held and will indicate that it is company policy not to provide any additional information in response to any such request.

     9. NON-ADMISSION: The parties agree that this Agreement is not intended to and does not constitute any admission of fault, wrongdoing, responsibility or liability on the part of Whitehall, Sub or Employee.

     10. ACKNOWLEDGMENTS: Employee hereby acknowledges that he is entering into this Agreement knowingly and voluntarily, and further acknowledges that:

          A. this Agreement is written in a manner understood by Employee;

          B. this Agreement refers to and specifically waives claims under the Age Discrimination in Employment Act, as amended, except to the extent that such claims arise after the date of this Agreement;

          C. Employee has received valuable consideration, to which he may not otherwise have been entitled, in exchange for the waiver and release of claims included in this Agreement;

          D. Employee has been advised by Whitehall in writing to consult with an attorney prior to executing this Agreement;

          E. Employee may take up to 21 days from receipt of this Agreement to consider whether to sign the Agreement; and

          F. Employee shall have seven days following execution to revoke this Agreement (in which case this Agreement shall be null and void and neither Employee nor Whitehall shall have any obligations under it), and the Agreement shall not take effect until those seven days have expired and this Agreement shall take effect on the eighth day following execution (the "Effective Date").


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     11. COMPLETE AGREEMENT: The parties agree that this Agreement supersedes and renders null and void all previous agreements of any kind between the parties, except as stated herein. The parties further agree that no promise or inducement has been offered for this Agreement other than as set forth herein.

     12. APPLICABLE LAW: The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability or any other provision of this Agreement, which other provisions shall remain in full force and effect.

     13. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

     WHEREFORE, the parties have affixed their signatures below.


/s/ Lynn D. Eisenheim                      Whitehall Jewellers, Inc.
-----------------------------
Signature of Employee

Lynn D. Eisenheim                          By:  John R. Desjardins
-----------------------------                 ---------------------------------
Printed Name of Employee                      Its: Executive Vice President
                                                  -----------------------------
5/18/05                                     5/10/05
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Dated                                      Dated



                                           WH Inc. of Illinois


                                           By:  Robert Gilbert
                                              ---------------------------------
                                              Its: Vice President
                                                  -----------------------------
                                            5/10/05
                                           ------------------------------------
                                           Dated




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